Exhibit 99.1
For Immediate Release

China TransInfo Technology Corp.	CCG Investor Relations Inc.
Ms. Fan Zhou, Director of IR	Mr. Crocker Coulson, President
Phone: +86-10-82671299 ext 8033 (Beijing)	Phone: +1-646-213-1915 (New York)
Email: ir@ctfo.com	Email: crocker.coulson@ccgir.com

Shaun Smolarz, Financial Writer
Phone: +1-646-701-7444
Email: shaun.smolarz@ccgir.com
Web site: www.ccgirasia.com

China TransInfo Technology Corp. Announces Record
Second Quarter 2009 Results

Beijing, China – August 12, 2009, China TransInfo Technology Corp., (Nasdaq Global Market: CTFO) (“China TransInfo” or “the Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (“PRC”), today reported its financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Highlights

  Revenue increased 86.7% year-over-year to $9.6 million
  Gross profit increased 50.3% year-over-year to $4.7 million, or 48.9% of sales
  Operating income grew 24.6% year-over-year to $2.8 million
  Net income increased 29.9% year-over-year to $2.8 million, or $0.13 per fully diluted share
  Ten of the Company’s transportation information products and applications have been included on the Beijing Municipal Government’s most recent procurement list
  Signed a $1.78 million contract with the Beijing Transportation Information Center to construct its Transportation Industry Data Center System Database
  Signed a $2.3 million contract to construct Gansu Transportation Geographic Information System (GIS) platform for the Gansu Provincial Ministry of Communication and customized GIS platform for the Shanxi Provincial Department of Forestry
  Awarded an Electronic Toll Collection (ETC) contract in Zhejiang Province with a value of approximately RMB 2.2 million, or approximately $0.3 million
  Joined the Russell 2000 & 3000 Indexes on June 26, 2009

August 12, 2009	CTFO Q2 2009 Earning Results	page 2

“We are pleased to report another quarter with strong revenue and net income growth, resulting from our continued business expansion and increased market share gains. Thanks to China’s RMB 4 trillion (approximately $586 billion) economic stimulus plan, China has experienced tremendous growth in transportation-related infrastructure projects since the beginning of 2009, which is feeding demand for our solutions in order to successfully manage the development and operations of transportation systems,” said Mr. Shudong Xia, Chief Executive Officer of China TransInfo.

“Based upon our proprietary technology and increased brand recognition, China TransInfo secured a number of contracts with local governments to support the development of various regional transportation infrastructure initiatives, such as the Transportation Industry Data Center System Database for the Beijing Transportation Information Center, the GIS platform for the Gansu Provincial Ministry of Communication, the customized GIS platform for the Shanxi Provincial Department of Forestry, and our first ETC (Electronic Toll Collection) contract for Zhejiang Province. We have a strong pipeline of new opportunities in each of our key verticals, as we head into what are typically our seasonally strongest quarters of the year.”

Second Quarter 2009 Results

For the quarter ended June 30, 2009, revenue increased 86.7% to $9.6 million, compared to $5.1 million during the same period of 2008. The increase was primarily due to stronger sales of products and applications in the transportation segment, which accounted for 68.4% of total revenue, up from 48.9% a year ago. The Digital City business segment contributed 30.4% of total revenue while Land and Resources accounted for 1.1%, compared to 33.1% and 17.9% in the same quarter of last year, respectively. The Company’s bid-win rate was approximately 90%, similar to the rate during the same period in 2008.

Gross profit increased 50.3% to $4.7 million in the three months ended June 30, 2009 compared to $3.1 million in the prior year period. Gross margin was 48.9% as compared to 60.7% during the same period in 2008. The decrease in gross margin was due to a higher sales mix of lower margin hardware components and higher hardware equipment depreciation expenses during the three months ended June 30, 2009.

Selling, general and administrative expenses in the second quarter of 2009 were $1.8 million, an increase of 121.1% from $0.8 million in the same period of 2008. Selling expenses were approximately $310,000 in the three months ended June 30, 2009 as compared to $260,000 in the same period of 2008, due to the Company’s expanded business scale as well as the enhanced marketing activities to promote our brand recognition in the domestic transportation information industry. As a percentage of revenues, selling expenses decreased to 3.2% for the three months ended June 30, 2009 from 5.1% for the same period in 2008.

During the second quarter of 2009, the Company spent $1.5 million, or 15.9% of total revenue, on administrative expenses, a 168.4% increase from $0.6 million in the second quarter of 2008. The increase in administrative expenses was due to investments in product development, higher staffing levels, and professional fees associated with being a public company. Research and development expenses were mainly focused on the company’s real-time traffic information application software and platform development, the TransPLE, GIS-T V2.0 and further ETC developments.

August 12, 2009	CTFO Q2 2009 Earning Results	page 3

Income from operations increased 24.6% to $2.8 million, or 29.7% of the revenue, from $2.3 million, or 44.5% of the revenue, in the three months ended June 30, 2008.

Net income increased 29.9% to $2.8 million in the second quarter of 2009, as compared to net income of $2.2 million, during the same period in 2008. Fully diluted earnings per share (EPS) grew 14.9% to $0.13, from $0.11 per fully diluted share in the comparable period in 2008.

Fully diluted shares outstanding increased from 19.8 million shares in the second quarter of 2008 to 22.4 million shares in the second quarter of 2009 as a result of the issuance of additional shares from a private placement in July 2008.

Six Months 2009 Results

Net revenue increased 64.7% to $16.1 million in the six months ended June 30, 2009, compared to $9.8 million in the six months ended June 30, 2008. Gross profit increased 45.7% to $8.0 million, compared to $5.5 million in the six months ended June 30. 2008. Gross margin was 49.7%, compared to 56.2% in the six months ended June 30, 2008. Operating income increased 7.2% to $4.3 million, from $4.0 million in the comparable period of the prior year. Net income increased 9.7% to $4.2 million, or $0.19 per fully diluted share, from $3.9 million, or $0.20 per fully diluted share, in the second quarter of 2008. Adjusted net income excluding non-cash expenses such as share based compensation and amortization of intangible assets from acquisitions was $4.4 million, or $0.20 per share on a fully diluted basis.

Financial Condition

As of June 30, 2009, the Company had cash and equivalents of $9.2 million, working capital of $34.5 million and total current liabilities of $9.0 million. Stockholders’ equity totaled $52.0 million as of June 30, 2009, compared to $47.6 million at the end of 2008.

Net cash used in operating activities was $3.4 million for the six months ended June 30, 2009, compared with net cash provided by operations of $2.0 million for the same period in 2008.

Recent Events

  July 2009 – The Company received approval from Nasdaq Stock Market to transfer the listing of its common stock from the Nasdaq Capital Market to the Nasdaq Global Market

August 12, 2009	CTFO Q2 2009 Earning Results	page 4
  July 2009 - The Company’s Chinese affiliate, Beijing PKU Chinafront High Technology Co., Ltd established a subsidiary in Chongqing and opened a branch in Hangzhou
  August 2009 – The Company launched the TransPLE Passenger Flow Statistic, Detecting and Analysis System (“ the TransPLE”) on August 7, 2009 in Beijing at the 2009 China International City Traffic, Subway, Rail Transportation, and Municipal Facilities Exhibition
  August 2009 - The Company launched China’s first multi-city real-time traffic website, which includes our Traffic Jam Index, and mobile phone traffic monitoring software with initial coverage in Beijing, Shanghai, Chongqing, Chengdu, and Wuhan on August 8, 2009. The website address is www.palmcity.cn.

Business Outlook

“During the first half of 2009, China TransInfo successfully completed a number of important milestones that position us for future growth. We won our first contract for our ETC solution in Zhejiang Province and expect to offer bids for projects in other provinces later this year, as the Chinese government moves to adopt ETC as the national standard going forward. We also made significant progress in developing our real-time traffic information platform and recently launched China’s first multi-city traffic website and mobile phone traffic monitoring software. We also recently launched our TransPLE system that broadens our reach to cover public transportation markets such as subways, trains and airports using world-class technology suited to the unique characteristics of the Chinese market. We believe these new products will be major contributors to our future growth, further strengthen our brand recognition, and solidify our market leadership,” commented Mr. Xia.

“We expect to experience strong growth in revenues and net income in the second half of 2009, primarily based upon the demand for our transportation information solutions and services to support China’s rapidly expanding highway and transportation infrastructure and need to more efficiently manage traffic flow and congestion in urban areas due to the explosive growth in the number of privately-owned automobiles. As of June 30, 2009 our contract backlog had grown to $22 million, which positions us well to meet our financial goals for the year.”

For the fiscal 2009, China TransInfo reaffirms its previously issued guidance under US GAAP of approximately $45.0 million in revenues and net income of approximately $13.0 million.

Conference Call

The Company will host a conference call at 8:00 a.m. Eastern Time on August 12, 2009 to discuss its second quarter 2009 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-419-5570. International callers should dial 1-617-896-9871. When prompted by the operator, mention conference pass code 488 910 08.

August 12, 2009	CTFO Q2 2009 Earning Results	page 5

If you are unable to participate in the call at this time, a replay will be available for 14 days after the call is held. To access the replay, dial 1-888 286-8010. International callers should dial 1-617-801-6888. The conference pass code is 913 216 64.

In addition, the call will be broadcast live over the internet via the following link:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=38336&c=ABEA-2XDG5L &mediakey=54E3BF8DEC22872A08B8EEA633F740BE&e=0

Please go to the webcast via the link 10 minutes prior to the start of the call to register. The webcast of the call will be available through the same link for up to a year after the call occurs.

Use of Non-GAAP Financial Information

GAAP results for the three month period ended June 30, 2009 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which is adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of adjustments to GAAP results appears below. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the “Group Company”) and the Group Company’s PRC operating subsidiaries, is primarily focused on providing transportation information services and comprehensive solutions based on GIS technologies. The Company aims to become the largest transportation information products and comprehensive solutions provider, as well as the largest real time transportation information platform operator and provider in China. In addition, the Company is developing its transportation system to include Electronic Toll Collection (ETC) technology. As the co-formulator of several transportation technology national standards, the Company owns software copyrights for 75 software products and has won 5 of the 10 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University provides the Company access to the university’s GeoGIS Research Laboratory, including 30 Ph.D. researchers. As a result, the Company is playing a key role in setting the standards for electronic transportation information solutions. For more information, please visit the Company’s website at www.chinatransinfo.com.

August 12, 2009	CTFO Q2 2009 Earning Results	page 6

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

–FINANCIAL TABLES FOLLOW—

August 12, 2009	CTFO Q2 2009 Earning Results	page 7

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$9,577,921	$5,131,050	$16,091,316	$9,772,299
Cost of revenues	4,895,845	2,016,663	8,086,742	4,279,088
Gross profit	4,682,076	3,114,387	8,004,574	5,493,211
Operating Expenses	1,834,616	829,880	3,700,335	1,478,280
Income from operations	2,847,460	2,284,507	4,304,239	4,014,931
Other income (expense):
Interest income	18,744	11,956	32,483	27,184
Interest expense	(44,268)	(9,917)	(89,989)	(9,917)
Subsidy income	89,982	-	119,284	-
Other expenses - net	7,063	(4,239)	6,868	(4,239)
Total other income (expense)	71,521	(2,200)	68,646	13,028
Net income before income taxes	2,918,981	2,282,307	4,372,885	4,027,959
Income tax expenses:
Current	11,670	-	14,966	-
Deferred	12,533	5,714	9,116	(59,893)
Total income tax expense (benefit)	24,203	5,714	24,082	(59,893)
Net income including noncontrolling interest	2,894,778	2,276,593	4,348,803	4,087,852
Less: Net income attributable to noncontrolling interests	95,135	120,829	100,474	214,791
Net income attributable to CTFO	$2,799,643	$2,155,764	4,248,329	$3,873,061
Weighted average CTFO shares of
outstanding -
basic	22,215,551	19,601,107	22,201,432	19,601,107
diluted	22,394,557	19,814,371	22,376,216	19,844,610
Earnings per share attributable to CTFO
common shareholders -
basic	$0.13	$0.11	0.19	$0.20
diluted	$0.13	$0.11	0.19	$0.20
Comprehensive income
Net income including noncontrolling interest	$2,894,778	$2,276,593	4,348,803	$4,087,852
Translation adjustments	60,485	492,392	(105,465)	1,328,404
Comprehensive income	$2,955,263	$2,768,985	4,243,338	$5,416,256
Comprehensive income attributable to noncontrolling interest	$95,135	$120,829	100,474	$214,791
Comprehensive income attributable to CTFO	$2,860,128	$2,648,156	4,142,864	$5,201,465

August 12, 2009	CTFO Q2 2009 Earning Results	page 8

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,208,044	$16,122,464
Restricted cash	1,578,963	1,209,542
Accounts receivable, net	9,176,550	7,735,742
Inventory	62,623	23,775
Cost and estimated earnings in excess of billings on uncompleted contracts	16,832,067	11,912,285
Prepayments	2,865,315	3,647,731
Other receivable	3,452,326	2,940,404
Deferred tax assets	202,307	211,708
Other current assets	184,446	-
Total current assets	43,562,641	43,803,651
Long-term investment	753,742	278,730
Property and equipment, net	10,607,029	9,874,005
Intangible assets, net	2,869,709	1,490,807
Goodwill	3,090,797	3,095,017
Other non-current assets	181,024	147,607
Total assets	$61,064,942	$58,689,817
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,657,415	$5,518,402
Notes payable	2,930,000	2,934,000
Loans from related parties	78,827	528,485
Billings in excess of costs and estimated earnings on uncompleted contracts	480,940	846,971
Customer deposits	98,557	214,256
Other payable and accrued liabilities	777,070	1,030,766
Total current liabilities	9,022,809	11,072,880
Commitments and contingencies
Stockholders' equity :
China TransInfo Technology Corp.
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 22,260,919 and 22,187,314 issued and outstanding, respectively	22,261	22,187
Additional paid-in capital	24,874,792	24,654,890
Retained earnings	23,222,553	18,974,224
Accumulated other comprehensive gain - translation adjustments	2,394,428	2,499,893
Total China TransInfo Technology Corp. shareholders' equity	50,514,034	46,151,194
Noncontrolling inerest	1,528,099	1,465,743
Total stockholders' equity	52,042,133	47,616,937
Total liabilities and stockholders' equity	$61,064,942	$58,689,817

August 12, 2009	CTFO Q2 2009 Earning Results	page 9

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL DATA

	For the three months ended				For the six months ended
	June-30-09		June -30-08		June - 30-09		June -30 -08
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

Adjusted Amount Adjustments	2,870,742	0.13	2,211,654	0.11	4,383,448	0.20	3,971,687	0.20
Amortization of intangible assets from acquisitions (1)	4,362	0.00	1,455	0.00	8,721	0.00	1,455	0.00
Non-cash share based compensation	66,737	0.00	54,435	0.00	126,398	0.01	97,171	0.00
Amount per consolidated statement of operations	2,799,643	0.13	2,155,764	0.11	4,248,329	0.19	3,873,061	0.20

(1) Amortizations of intangible assets from acquisitions for Q2 2009 includes amortizations of intangible assets from acquisitions of China TranWiseway in 2008

###